==================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) January 26, 1999
                                                      ----------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




     ==================================================================


     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, January 26, 1999 announcing registrant's year end and fourth quarter earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99 Registrant issued a press release on Tuesday, January 26, 1999 announcing registrant's year end and fourth quarter earnings.



     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    January 29, 1999              By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 Registrant issued a press release on Tuesday, January 26, 1999 announcing registrant's year end and fourth quarter earnings.



                    Statewide Financial Corp. Reports Strong
                   Fourth Quarter 1998 Earnings and Increased
                               Earnings Per Share

     FOR IMMEDIATE RELEASE                   Contact:  Tony Cicatiello
                                                       732-382-1066

     JERSEY CITY, N.J., (January 26, 1999)--Statewide Financial Corp. (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A. today reported fourth quarter 1998 net income of $1,353,000, or $0.35 per share, assuming dilution as compared to net income of $1,430,000, or $0.34 per share, assuming dilution, for the same quarter during 1997. Basic earnings per share were $0.36 for fourth quarter 1998, equal to the fourth quarter of 1997.

     The Company also reported net income for the year ended December 31, 1998 of $3,530,000, or $0.86 per share, assuming dilution, compared to $5,587,000, or $1.30 per share, assuming dilution, for the year ended December 31, 1997. Earnings during the current year include a pre-tax charge of $1.9 million incurred during the third quarter to recognize additional amortization of premiums related to prepayment speeds in the Company's mortgage-backed investment securities portfolio. Basic earnings per share for the year ended December 31, 1998, were $0.90 compared to $1.34 per share for the same period of the prior year.

     Victor M. Richel, Chairman, President and Chief Executive Officer stated, "This has been a solid year of accomplishment for our bank and we are very pleased with our fourth quarter performance. Our long term strategic plan to grow core deposits and develop business and wholesale lending has strengthened our financial position and we look optimistically to 1999 as our momentum continues". Richel noted that during 1998, Statewide:

          Formed Statewide Mortgage Funding, a wholesale funding operation, to provide secured short-term financing to mortgage bankers.

          Expanded our commercial lending operations through the employment of additional commercial lenders and support staff.

          Established an SBA lending operations function.

          Increased non-interest income revenues 54% over the prior year.

          Realigned our retail distribution network through the sale of our Passaic, N.J. in-store branch and the opening of a branch in North Arlington, N.J.

          Increased the quarterly dividend midway through 1998 by 18.2% to $0.13 per share, or $0.52 on an annualized basis.

          Repurchased 363,000 shares of the Company's common stock, representing 8% of the shares outstanding at the beginning of the year, and raising the total repurchases to 21% since the initial public offering.

     At December 31, 1998, the Company's total assets were $717.5 million, compared to $652.6 million at September 30, 1998, and $675.3 million at December 31, 1997. The period-end balance increased $64.9 million from September 30, 1998, because of increases in the net loan portfolio and growth through purchases of mortgage-backed and debt securities. Loans at December 31, 1998 increased $11.9 million over September 30, 1998 as a result of a $15.5 million, or 23.8% increase in the construction, multi-family, commercial mortgage and business loan portfolios, along with a $6.6 million, or 16.0% increase in the Statewide Funding portfolio. This growth was partially offset by repayments in the one-to-four family mortgage loan portfolio, which declined $10.2 million, or 4.9% during the quarter. Investments in securities increased during the fourth quarter of 1998 as the Company's borrowing rates declined with the decrease in the Federal Funds target rate, allowing leverage to again be a viable growth strategy. Consequently, the mortgage-backed securities portfolio increased $49.3 million between September 30, 1998 and December 31, 1998, through purchases of $77.0 million which more than offset $27.1 million of normal amortization and accelerated prepayments realized during the quarter; and the debt securities portfolio grew $16.6 million during the quarter from $20.6 million of purchases partially offset by maturities, sales and normal amortization of federal agency and corporate debt.

     Assets at December 31, 1998 increased $42.2 million over those at December 31, 1997. Loans at December 31, 1998 were $33.9 million higher than a year ago as originations from Statewide Mortgage Funding, commercial mortgage, commercial business and consumer loans more than offset repayments in these portfolios and in the one-to-four family mortgage loan portfolio during the current-year period. Growth in construction, multi-family, commercial mortgage and business loans of $28.6 million, or 55.2%, coupled with growth of $47.8 million in Statewide Mortgage Funding, established during mid-year 1998, more than offset declines of $44.2 million in the one-to-four family mortgage loan portfolio. Debt securities at December 31, 1998 were $49.2 million more than the outstanding balance at the prior year end, primarily reflecting the purchase of $77.0 million of corporate debt, offset by maturities, calls and sales of $28.1 million of federal agency debt during the period. At December 31, 1998 mortgage-backed securities were $42.0 million less than the investment at the beginning of the year reflecting pay downs of $114.7 million during the year, partially offset by purchases of mortgage-backed securities as previously mentioned.

     Deposits totaled $443.7 million at December 31, 1998, as compared to $438.3 million at September 30, 1998 and $443.9 million at December 31, 1997. Core deposits increased $8.8 million, or 3.3% to $272.6 million at December 31, 1998. This growth included an increase in non-interest bearing demand deposits of $ 3.9 million, or 13.3%, from the Company's successful commercial business efforts. Partially offsetting this core deposit growth was a decrease of $3.4 million in higher-costing certificates of deposit, consistent with management's strategy of not matching the most aggressive rates for these deposits.

     The decrease of $0.2 million in total deposits between December 31, 1997 and December 31, 1998 resulted primarily from the transfer of the lease, and the sale of the deposits, of the Company's Passaic N.J. branch during the second quarter of 1998 coupled with controlled runoff of certificates of deposit. Despite the branch sale, core deposits increased $14.0 million, or 5.4%. Growth in savings accounts of $14.5 million coupled with a $5.9 million increase in non-interest bearing demand and NOW accounts was partially offset by a decrease in money market deposits of $6.4 million. Excluding the sale of the deposits of the Passaic branch, total deposits increased $6.3 million during 1998, of which core deposits increased $18.3 million, or 7.1%, and certificates of deposit decreased $12.0 million, or 6.5%.

     Borrowed funds were $206.7 million at December 31, 1998. Of this amount, $60.3 million matures within 30 days, $0.4 million matures within 90 days and the remaining $146.0 million have final maturity dates ranging from July 2000 to September 2002. All of the $146.0 million are callable earlier at the lender's option. Borrowed funds of $86.0 million, with interest rates ranging from 5.43% to 5.54%, are callable quarterly through maturity, and borrowed funds of $60.0 million, with an interest rate of 5.52%, are first callable in November 1999 and quarterly thereafter. Borrowed funds increased over both the preceding quarter and from December 31, 1997 by $60.4 million and $46.4 million, respectively, as the Company used these funds to support asset growth, particularly later in the year, in line with the Company's strategy to leverage its excess capital; to support repurchases of the Company's Common Stock; and to liquidate certificates of deposit for holders who sought rates higher than the Company's alternate borrowing rates.

     Shareholders' equity at December 31, 1998 was $60.5 million, a $0.7 million decrease from September 30, 1998, and $4.4 million less than December 31, 1997. The decreases during both the current quarter and full year, resulted primarily from the repurchase and retirement of 137,800 shares and 363,258 shares, respectively, of the Company's common stock and the payment of quarterly dividends. Partially offsetting these decreases were current quarter and full year earnings of $1.4 million and $3.5 million, respectively, and employee benefit plans allocations during the periods. In addition, the change in shareholders' equity during the current quarter reflects a $0.4 million (net of taxes) gain in the market value of the Company's investment portfolio from its September 30, 1998 value, and the change to shareholders' equity during the full year includes a $0.4 million reduction (net of taxes) in the market value of the Company's investment portfolio from its December 31, 1997 valuation.

     The results of operations for the three months and twelve months ended December 31, 1998 reflect decreased net interest income, before provision for loan losses, over the same periods of the prior year of $36,000 and $2.8 million, respectively. The full year 1998 decrease in net interest income includes a $1.9 million charge for the recognition of additional premium amortization on mortgage-backed securities recorded during the third quarter of 1998. In addition, the decrease in net interest income for the full year of 1998 over last year reflects the lack of spread differential between short and longer term investments which existed for the greater part of 1998 and led to margin compression as cash pay-downs were reinvested into a lower interest rate environment, and average interest-earning assets declined as the Company de-leveraged compared to the prior year. The results of operations for both periods also include increased non-interest expense substantially due to increased staffing, support and marketing to generate increased commercial and consumer loans and core deposits, partially offset by increases in non-interest income as a result of loan and deposit growth and fee structure changes.

     Net interest income, before provision for loan losses was $6.1 million for the three months ended December 31, 1998, compared to $6.2 million during the same quarter last year. This reduction reflects a decrease in investment securities, and the yield thereon, partially offset by loan growth, a change in the mix of loans toward higher yielding commercial and consumer loans, growth in core deposits, and a reduction in rates paid on interest-bearing liabilities. The decrease in the average balance of, and yield on, investment securities, results from the interest rate environment and pay downs mentioned previously. The average balance of the mortgage-backed and collateralized mortgage securities portfolio declined $101.6 million from the same period of the prior year. Partially offsetting this was an increase in the average debt securities portfolio of $41.4 million, and an increase in average short-term investments of $5.7 million.

     Interest income on loans increased $578,000, or 8.9%, for the current quarter over the same period a year ago, as the average balance of loans outstanding increased $29.1 million, or 8.8% while related yield decreased 1 basis point to 7.88%. Within this increase, loans to commercial business, including wholesale loans to mortgage bankers, commercial mortgage, multi-family, and construction loans grew $69.9 million, or 154.2%. Also during this period, the average consumer loan portfolio increased $2.9 million, or 7.7%. All of these increases reflect the Company's emphasis, through strong service and support, on profitable lending relationships. Partially offsetting these increases was a decrease of $43.8 million, or 17.7%, in the one-to-four family mortgage loan portfolio caused by accelerated prepayments and normal amortization of principal.

     Market interest rates during the fourth quarter were lower than the year-ago-period; consequently, the Company reduced the rates it paid on deposits. Average borrowing levels were also lower than the same period a year ago because of cash flows from investments and loan portfolios. In addition, commercial and retail efforts have increased the low cost core deposit base, and the Company has continued with its strategy of not matching the most aggressive rates for certificates of deposit. As a result, the cost of deposits and borrowings has been reduced by $626,000 and 28 basis points for the quarter compared to the same period last year.

     During the twelve months ended December 31, 1998 the average balance of loans outstanding increased $12.0 million, or 3.7%, from the year-ago period, and the related yield increased 3 basis points to 7.94% from 7.91%. Growth during the current year resulted from increases of $43.2 million, or 115.7% in the average balances of the commercial business loan portfolios, principally as a result of the successful commencement of Statewide Mortgage Funding and the addition of lending and support staff throughout the year. In addition, as a result of retail banking and marketing efforts, the average balance of the consumer loan portfolio during 1998 was $3.4 million, or 9.3%, higher than the same period in the prior year. Offsetting these increases were reductions to the net loans and investment securities as a result of the lower interest rate environment and the associated principal pay downs as previously discussed. The average balance of the one-to-four family mortgage loan portfolio decreased $34.6 million, or 13.6%, and the average balances of the investment portfolios decreased $46.2 million.

     The cost of deposits and borrowings for the year ended December 31, 1998 was lower by $2.2 million, and 23 basis points, as compared to the prior-year period for the same reasons as mentioned in the fourth quarter discussion.

     Provision for loan losses for the three months and twelve months ended December 31, 1998 increased to $171,000 and $642,000 respectively, from $125,000 and $500,000 for the same periods during the prior year. The increase in provision for loan losses was determined by management after review of, among other things, the Company's loan portfolio, the risk inherent in the Company's lending activities, changes in the composition and volume of the Company's loan portfolio, and the local economy in the Company's market area.

     Non-interest income for the three and twelve months ended December 31, 1998 totaled $0.7 million and $2.9 million respectively, as compared to $0.6 million and $1.7 million for the same periods of the prior year. Recurring non-interest income, which excludes a $0.3 million gain on the sale of the Passaic branch during the second quarter of 1998, and net security gains during these periods, grew $225,000, or 45.7%, and $891,000, or 53.8% for the three and twelve months ended December 31, 1998 over the same periods of the prior year. Richel stated, "Growth in both new products and increased services to customers is reflected in enhanced fees for the current year."
     Current year growth over the same periods of the prior year reflects increased deposit account fees for monthly maintenance on checking and savings products, returned check assessment charges, ATM surcharges for non-customer service usage, increased earned loan fees and charges, and higher annuity sales generated through cross selling efforts.

     Non-interest expense for the three and twelve months ended December 31, 1998 totaled $4.6 million and $18.5 million respectively, as compared to $4.4 million and $17.1 million for the same periods of the prior year. The current year periods reflect increases over the prior year periods in salaries and benefits costs, professional fees, occupancy, postage, communications and ATM and MAC service costs. Salary and benefits costs reflect current year staff additions and annual wage increases. During 1998, staffing increased for the newly formed Statewide Mortgage Funding division, expansion of the commercial lending division and for the opening of the North Arlington N.J. branch. Higher professional fees were incurred in conjunction with the Company's ongoing FIRREA litigation against the Federal government, and for review of Company benefit programs, and its fee enhancement program. Higher occupancy costs occurred from increased capital improvements related to furnishings and repairs and maintenance costs from ongoing renovations throughout the Company, along with improvements related to the opening of the North Arlington branch, the creation of the Funding division, and operating systems enhancements. Non-interest expense related to the full year 1998 comparison to the prior year period also includes increased costs related to the Company's ESOP and other pension related programs; increased marketing costs related to the opening of the North Arlington branch and product name recognition; and data processing costs related to systems enhancements and increased processing activity. Offsetting the increases stated above were the elimination of operating costs through the sale of the Passaic branch and cost minimization efforts including the virtual elimination of 1998 executive incentive plan benefits and reduction of certain director benefits. In addition, lower correspondent bank service charges and other miscellaneous losses partially reduced non-interest expense for the current year periods.

     Headquartered in Jersey City, New Jersey, Statewide Savings Bank is a state chartered stock savings and loan association that conducts business from 16 locations in Hudson, Union and Bergen counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).

      SELECTED FINANCIAL CONDITION DATA      December 31,  December 31,
      dollars in thousands, except per           1998         1997
      share data                                 ----         ----
      Total Assets                              $717,517      $675,316
      Loans, Net                                $366,458      $332,509
      Debt and Equity Securities                $ 68,312      $ 19,093
      Mortgage-backed Securities                $248,035      $290,044
      Other Real Estate Owned, Net              $    523      $    440
      Total Deposits                            $443,705      $443,878
      Borrowed Funds                            $206,681      $160,300
      Shareholders' Equity                      $ 60,499      $ 64,907
      Book Value per share                      $  14.57      $  14.39

      SELECTED OPERATING DATA          For the Three     For the Twelve
                                       Months Ended       Months Ended
                                       December 31,       December 31,
                                       ------------       ------------
      dollars in thousands, except
      per share data                  1998     1997      1998      1997
                                      ----     ----      ----      ----

      Interest Income               $11,783   $12,445   $45,261    $50,191
      Interest Expense                5,642     6,268    23,223     25,384
                                    -------   -------   -------    -------
      Net Interest Income             6,141     6,177    22,038     24,807
      Provision For Loan Losses         171       125       642        500
                                    -------   -------   -------    -------
      Net Interest Income After
      Provision For Loan Losses       5,970     6,052    21,396     24,307
      Non-interest Income               717       492     2,848      1,656
      Net Gain on Sale of
      Investment Securities               4        69         4         69

      Foreclosed Real Estate
      Expense, Net                       44        46        85         71
      Other Non-interest Expense      4,547     4,326    18,402     17,041
                                    -------   -------   -------    -------
      Income Before Income Taxes      2,100     2,241     5,761      8,920
      Income Tax Expense                747       811     2,231      3,333
                                    -------   -------   -------    -------
      Net Income                    $ 1,353   $ 1,430   $ 3,530    $ 5,587
                                     ======   =======   =======    =======
      Earnings per share:
           Basic                    $  0.36   $  0.36   $  0.90    $  1.34

                                    =======   =======   =======    =======
           Diluted                  $  0.35   $  0.34   $  0.86    $  1.30
                                    =======   =======   =======    =======
      Weighted Average Number of
      Shares:
           Basic                  3,804,584 4,022,148 3,936,527  4,165,046
           Diluted                3,915,514 4,213,218 4,099,343  4,310,217




                                     At or For the      At or For the
                                      Three months      Twelve months
                                          Ended             Ended
                                      December 31,      December 31,
      SELECTED FINANCIAL RATIOS(1):  1998     1997     1998    1997
                                     ----     ----     ----    ----
      Return on Average Assets        0.82%    0.84%   0.54%    0.82%

      Return on Average Equity        9.04%    9.02%   5.65%    8.74%
      Capital to Assets               8.43%    9.61%   8.43%    9.61%
      Net Interest Rate Spread (2)    3.61%    3.47%   3.17%    3.45%
      Net Interest Margin (3)         3.88%    3.78%   3.46%    3.77%
      Non-Interest Income to
      Average Assets                  0.44%    0.29%   0.43%    0.24%
      Non-Interest Expense to
      Average Assets                  2.79%    2.57%   2.80%    2.52%
      Efficiency Ratio (4)           68.66%   66.81%  77.32%   65.91%
      Average Interest Earning
      Assets to Average Deposits

      and Borrowings                107.64%  108.29% 107.95%  108.20%


                                             December 31,  December 31,
      REGULATORY CAPITAL RATIOS:                 1998         1997
                                                 ----         ----
      Tangible Capital Ratio                      7.95%        8.96%
      Core Capital Ratio                          7.95%        8.96%

      ASSET QUALITY RATIOS:
      Non-Performing Loans to Total Net Loans     0.68%        0.75%
      Non-Performing Loans to Total Assets        0.35%        0.37%
      Non-Performing Assets to Total Assets       0.42%        0.44%
      Allowance for Loan Losses to Non-

      Performing Loans                          122.73%      113.18%
      Allowance for Loan Losses to Total Net
      Loans                                       0.83%        0.85%

      OTHER DATA
      Number of Deposit Accounts                 52,272       54,677
      Number of Offices (5)                          16           16

     Notes to Selected Financial Ratios



     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average deposits and borrowed funds.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.

     (5) The Passaic branch was sold to Banco Popular FSB as of the close of business on April 9, 1998. On May 9, 1998, Statewide Savings Bank S.L.A. opened the North Arlington Branch.